Exhibit 2.1

ASSET PURCHASE AGREEMENT
BY AND BETWEEN
LIGAND PHARMACEUTICALS INCORPORATED
AND
RPI FINANCE TRUST
DATED AS OF MARCH 5, 2019

(i)

(ii)

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, dated as of March 5, 2019 (this “Agreement”), is made and entered into by and between Ligand Pharmaceuticals Incorporated, a Delaware corporation (the “Seller”), on the one hand, and RPI Finance Trust, a Delaware statutory trust (the “Buyer”), on the other hand.
W I T N E S S E T H:
WHEREAS, pursuant to the License Agreement, the Seller granted to Licensee an exclusive, royalty bearing license under certain intellectual property to, among other things, sell Products, and Licensee, in partial consideration thereof, agreed to pay specified royalties to the Seller; and
WHEREAS, the Buyer desires to purchase the License Agreement, the Royalty and the Assigned Business from the Seller, and the Seller desires to sell, transfer and assign the License Agreement, the Royalty and the Assigned Business to the Buyer.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:
ARTICLE 1
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1    Definitions. As used in this Agreement, the following terms shall have the following meanings:
“2008 Novartis Agreement” means that certain License Agreement dated December 17, 2008, by and between the Seller and Novartis Pharma AG (as successor-in-interest to SmithKline Beecham Corporation), as amended.
“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than fifty percent (50%) of the voting securities entitled to vote for directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.
“Agreement” is defined in the preamble.
“Allocation” is defined in Section 2.6.

“Assigned Agreements” means the License Agreement and the Settlement Agreement.
“Assigned Business” means, collectively, (a) the Know-How and all other tangible or intangible assets owned by the Seller or any of its Affiliates and required for, or generated from, its performance of the Research Program, and (b) any and all other assets, properties and rights owned by the Seller or any of its Affiliates pertaining to the business of the License Agreement.
“Assumed Liabilities” is defined in Section 2.3.
“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.
“Bill of Sale and Assignment and Assumption Agreement” is defined in Section 3.4.
“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.
“Buyer” is defined in the preamble.
“Buyer Closing Certificate” is defined in Section 3.3(b).
“Buyer Indemnified Parties” is defined in Section 7.2(a).
“Buyer Opinion” is defined in Section 3.7.
“Closing” means the closing of the transactions contemplated hereby.
“Closing Date” means the date on which the Closing occurs.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.
“EPC” means the European Patent Convention.
“Excluded Records” means (a) the general corporate files and records of the Seller, insofar as they relate to the Seller’s business generally and are not reasonably related to the Assigned Business (portions of which that do not relate to the Assigned Business may be redacted) or reasonably necessary for the future ownership or operation of the Purchased Assets, (b) all legal files and records, except to the extent relating to any Assumed Liability, (c) the Seller’s federal, state, local, non-U.S. income, franchise or other Tax Returns, (d) employee files, (e) records relating to the sale of the Purchased Assets, including projections competing bids, confidentiality agreements and non-disclosure agreements and (f) information subject to a valid legal privilege that is unrelated to the Purchased Assets.

“Governmental Entity” means any: (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Immunex Agreement” means that certain G CSF Receptor Non-Exclusive License Agreement, dated as of July 22, 1998 by and between Immunex Corporation and SmithKline Beecham Corporation.
“Indemnified Party” is defined in Section 7.3.
“Indemnifying Party” is defined in Section 7.3.
“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature entered by or with any Governmental Entity.
“Know-How” shall have the meaning ascribed thereto in Section 1.20 of the License Agreement.
“Knowledge of the Seller” means the actual knowledge of John Higgins, Matthew Foehr, Matthew Korenberg and Charles Berkman after due inquiry of such person’s direct reports.
“License Agreement” means that certain Research, Development and License Agreement, dated December 29, 1994, by and between SmithKline Beecham Corporation and the Seller, as amended by (i) Amendment No. 1, dated as of July 21, 1998, by and between SmithKline Beecham Corporation and the Seller, (ii) Amendment No. 2, dated as of February 3, 2000, by and between SmithKline Beecham Corporation and the Seller, (iii) Amendment No. 3, dated as of February 25, 2000, by and between SmithKline Beecham Corporation and the Seller, (iv) Agreement Regarding Payments to the Rockefeller University, dated as of November 15, 2010, by and between GlaxoSmithKline LLC, the Seller and The Rockefeller University (“Amendment No. 4”), and (v) the Transfer Agreement.
“Licensee” means Novartis Pharma AG, as successor to GlaxoSmithKline LLC, itself as successor to SmithKline Beecham Corporation.
“Licensee Patents” is defined in Section 4.1(j)(ii).
“Lien” means any mortgage, lien, pledge, charge, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.
“Net Sales” shall have the meaning ascribed thereto in Section 1.29 of the License Agreement.
“Notice of Assignment and Licensee Direction Letter” is defined in Section 3.5.
“Patent Rights” shall have the meaning ascribed thereto in Section 1.30 of the License Agreement.
“Payor” is defined in Section 2.7.
“Permitted Liens” means any (i) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable, (ii) statutory liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith and (iii) other liens and encumbrances not incurred in connection with the borrowing of money that do not materially and adversely affect the use or value of the affected assets (it being understood that any obligations secured by such “Permitted Liens” shall remain the obligations of the Seller).
“Permitted Reduction” means a Royalty Reduction pursuant to Sections 7.2.2, 7.2.3, 7.3, 7.5, 7.7 or 9.3 or Article 10 of the License Agreement.
“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.
“Prime Rate” means the prime rate published by the Wall Street Journal, from time to time, as the prime rate.
“Procedures” is defined in Section 4.1(j)(iii).
“Product” shall have the meaning ascribed thereto in Section 1.34 of the License Agreement.
“Purchase Price” is defined in Section 2.2.
“Purchased Assets” means, collectively, the Assigned Agreements, including the Royalty, the Assigned Business, and any books and records of Seller relating primarily to the Assigned Agreements (portions of which books and records not relating to the Assigned Agreements may be redacted as necessary) or, if the Seller is required by applicable law to retain such records, then copies thereof, except for any Excluded Records.
“Representative” means, with respect to any Person, (i) any direct or indirect stockholder, member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.

“Research Program” shall have the meaning ascribed thereto in Section 1.39 of the License Agreement.
“Royalty” means all payments payable by the Licensee pursuant to Section 7.2 of the License Agreement with respect to Net Sales occurring on or after January 1, 2019 (after giving effect to Amendment No. 4 and the payments payable by Licensee to The Rockefeller University thereunder), and any payments by the Licensee under the License Agreement in lieu of such payments, including any amounts payable pursuant to Section 13.5 of the License Agreement.
“Royalty Reduction” is defined in Section 4.1(h)(xii).
“Royalty Reports” means the quarterly reports deliverable by Licensee pursuant to Section 8.1 of the License Agreement.
“Seller” is defined in the preamble.
“Seller Closing Certificate” is defined in Section 3.3(a).
“Seller Indemnified Parties” is defined in Section 7.2(b).
“Seller Opinion” is defined in Section 3.6.
“Settlement Agreement” means that certain Settlement Agreement and Mutual Release, dated as of February 11, 2009, by and between the Seller and The Rockefeller University.
“Tax” or “Taxes” means all income, gross receipts, franchise, profits, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, ad valorem, excise, export, natural resources, severance, margin, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, capital gains, net worth, intangibles, social security, pension insurance contributions, employment, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing, whether disputed or not.
“Tax Return” means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements information, attachments thereto, or amendments thereof) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.
“Transfer Agreement” means that certain Transfer Agreement, dated as of July 2, 2015, by and among GlaxoSmithKline LLC, the Seller, The Rockefeller University and Novartis Pharma AG.
“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code, as such regulations may be amended from time to time.

“UCC” means Article 9 of the Uniform Commercial Code of the State of New York, as in effect from time to time.

Section 1.2    Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:
(a)    “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”
(b)    “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”
(c)    “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(d)    references to a Person are also to its permitted successors and assigns;
(e)    definitions are applicable to the singular as well as the plural forms of such terms;

(f)    unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;
(g)    references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and
(h)    references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.
Section 1.3    Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.
ARTICLE 2
PURCHASE, SALE AND ASSIGNMENT

Section 2.1    Purchase, Sale and Assignment.
(a)    Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Purchased Assets.
(b)    Notwithstanding anything to the contrary contained in this Agreement or the Bill of Sale and Assignment and Assumption Agreement but without derogation of the assignment of the Assigned Agreements pursuant to this Agreement, this Agreement shall not constitute an agreement to assign any right, liability or obligation under any of the Assigned Agreements if the attempted assignment thereof would constitute a breach or other contravention of any of the Assigned Agreements, be ineffective or would adversely affect the rights of the Buyer such that Buyer would not receive all rights of the Seller in or to the Purchased Assets. In such case, the parties shall, at the Seller’s expense, cooperate with each other and use commercially reasonable efforts to obtain any required consent to effect such assignment as the Buyer may reasonably request. Unless and until such consent is obtained, the Seller and the Buyer shall reasonably cooperate in an arrangement under which the Seller shall enforce or perform, as applicable at the Seller’s expense, for the benefit of Buyer, such right, liability or obligation, as applicable.
Section 2.2    Purchase Price. The purchase price to be paid to the Seller for the sale, transfer, assignment and conveyance (inclusive of any value added or similar tax) of the Seller’s right, title and interest in and to the Purchased Assets to the Buyer is $827,000,000 (the “Purchase Price”).
Section 2.3    Assumption of Liabilities; Excluded Assets. Upon the terms and subject to the conditions contained herein, Buyer shall assume from Seller, and thereafter pay, perform and discharge when due, any and all liabilities and obligations of Seller arising under the Assigned Agreements on or after the Closing (the “Assumed Liabilities”). For the avoidance of doubt, notwithstanding any provision in this Agreement to the contrary, the Buyer is purchasing, acquiring and accepting only the Assumed Liabilities and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising hereafter, relating to Seller’s ownership of the Purchased Assets prior to the Closing. Except as specifically set forth herein in respect of the Purchased Assets purchased, acquired and accepted hereunder, the Buyer does not, by such purchase, acquisition and acceptance, acquire any other contract rights or assets of the Seller, including, without limitation, purchasing, acquiring or accepting any contract rights or assets (including any related liabilities or obligations) of the Seller with respect to the 2008 Novartis Agreement or LGD-4665 or any other Licensed Compounds (as such terms are defined in such 2008 Novartis Agreement).
Section 2.4    True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement constitute a sale of the Purchased Assets from the Seller to the Buyer and not a financing transaction, borrowing or loan. In connection therewith, the Seller shall treat the sale, transfer, assignment and conveyance of the Royalty as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the debtor and the Buyer as the secured party in respect of the Royalty; provided, however, that any such financing statements shall not describe as collateral anything other than the Purchased Assets and, notwithstanding the foregoing, shall not use an “all asset” (or words of similar effect) collateral description. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to the Buyer, as security for the obligations of the Seller hereunder, a first priority security interest in and to all right, title and interest of the Seller, in, to and under the Royalty and any “proceeds” (as such term is defined in the UCC) thereof, and the Seller does hereby authorize the Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect such security interest; provided, however, that any such financing statements shall not describe as collateral anything other than the Royalty and any “proceeds” (as such term is defined in the UCC) thereof and, notwithstanding the foregoing, shall not use an “all asset” (or words of similar effect) collateral description.

Section 2.5    U.S. Tax Treatment. Each of the Seller and the Buyer shall report the Purchase Price and any other consideration for the Purchased Assets as being paid with respect to a sale of property for U.S. federal (and applicable state and local) income tax purposes to the fullest extent permitted by applicable Tax laws. Each of the Seller and the Buyer acknowledge and intend that the Buyer acquire substantially all economic rights in the Purchased Assets for U.S. federal (and applicable state and local) income tax purposes and that this Agreement be interpreted in accordance with such intent.
Section 2.6    Allocation of Purchase Price. Not later than ninety (90) days after the Closing Date (or such shorter period otherwise required by law), the Buyer shall prepare and deliver to the Seller an allocation of the amount of Purchase Price and any other consideration paid, or treated as paid, for U.S. federal income tax purposes (including any assumed liabilities as determined for U.S. federal income tax purposes) among the Purchased Assets prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of federal, state, provincial, local or non-U.S. Law, as appropriate) (the “Allocation”). If the Seller notifies the Buyer in writing that the Seller objects to one or more items reflected in the Allocation, the Seller and the Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and the Buyer are unable to resolve any dispute with respect to the Allocation within one-hundred twenty (120) days following the Closing, the matters in dispute (but only the matters in dispute) shall be resolved by a nationally recognized accounting firm agreed upon by the Seller and the Buyer which has not performed services for either the Seller or the Buyer within the past five (5) years. Fees and expenses of such accounting firm shall be borne equally by the Seller and the Buyer. Except as otherwise agreed, (a) the Buyer and the Seller shall file all Tax Returns (including, but not limited to, IRS Form 8594) consistent with the final Allocation, and (b) neither the Buyer nor the Seller shall take any Tax position inconsistent with such Allocation and neither the Buyer nor the Seller shall agree to any proposed adjustment to the Allocation by any Governmental Entity without giving the other party prior written notice; provided, however, that nothing contained herein shall prevent the Buyer or the Seller from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Allocation, and neither the Buyer nor the Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such Allocation. If the Purchase Price is subsequently adjusted pursuant to this Agreement, the Allocation shall be adjusted and the Purchase Price allocated in a manner consistent with the procedures set forth in this Section 2.6.
Section 2.7    Withholding. The amounts payable by one party to another party pursuant to this Agreement shall not be reduced on account of any deduction or withholding of Taxes unless required by applicable law. If the Buyer or the Seller becomes aware of any requirement for Taxes to be deducted or withheld from any payment made pursuant to this Agreement, (a) such party shall provide reasonably prompt written notice to the other party of such requirement and, in reasonable detail, the method of calculation for the proposed deduction or withholding, (b) the parties shall use commercially reasonable efforts to mitigate, reduce or eliminate such deduction or withholding in accordance with applicable law, and (c) such Taxes that are not mitigated, reduced or eliminated pursuant to the foregoing clause (b) shall be deducted or withheld from the payments made pursuant to this Agreement. Any Taxes deducted or withheld from any payments pursuant to this Section 2.7 shall be timely remitted to the applicable Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the party in respect of whom such deduction and withholding was made. The party making any such deduction or withholding shall furnish to the other party official receipts (or copies thereof or, if official receipts are not available, other reasonable evidence) evidencing the payment of any such Taxes. Notwithstanding the foregoing, in the event that payments made by the Buyer or the Seller (the party making any such payment, the “Payor”) pursuant to this Agreement are subject to deduction or withholding as a result of an assignment by the Payor of any rights or obligations under this Agreement, then the Payor shall, after paying such amounts that are required by applicable laws to be deducted or withheld to the appropriate Governmental Entity, pay an amount to the recipient such that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7) such recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made with respect to such payment.
ARTICLE 3
CLOSING

Section 3.1    Closing. The Closing shall take place on the second Business Day after the date on which the conditions set forth in Article 5 have been satisfied, or at such other place, time and date as the parties hereto may mutually agree.
Section 3.2    Payment of Purchase Price. At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Purchase Price to the Seller by wire transfer of immediately available funds to one or more accounts specified by the Seller on Exhibit A.
Section 3.3    Closing Certificates.
(a)    Seller’s Closing Certificate. At the Closing, the Seller shall deliver to the Buyer a certificate of the Secretary of the Seller, dated the Closing Date, certifying (i) as to the incumbency of the officer of the Seller executing this Agreement, (ii) as to the attached copies of Seller’s certificate of incorporation, bylaws and resolutions adopted by the Seller’s board of directors authorizing the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby and (iii) that the conditions set forth in Section 5.1(a) and Section 5.1(b) have been satisfied (the “Seller Closing Certificate”).
(b)    Buyer’s Closing Certificate. At the Closing, RP Management LLC, as administrator of the Buyer, shall deliver to the Seller a certificate of an authorized person thereof, certifying that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied (the “Buyer Closing Certificate”).
Section 3.4    Bill of Sale and Assignment and Assumption Agreement. At the Closing, upon confirmation of the receipt of the Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale and assignment and assumption agreement evidencing the sale, transfer, assignment and conveyance of the Purchased Assets substantially in the form attached hereto as Exhibit B (the “Bill of Sale and Assignment and Assumption Agreement”).
Section 3.5    Licensee Instruction. Promptly following the Closing, the Seller and the Buyer shall deliver to the Licensee an instruction letter, in the form attached hereto as Exhibit C (the “Notice of Assignment and Licensee Direction Letter”), duly executed by the Seller and the Buyer, notifying Licensee that the Purchased Assets have been assigned to the Buyer and instructing Licensee to pay the Royalty to the Buyer.
Section 3.6    Opinion of Seller. At the Closing, the Seller shall deliver to the Buyer an opinion of Seller’s counsel, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D (the “Seller Opinion”).
Section 3.7    Opinion of Buyer. At the Closing, the Buyer shall deliver to the Seller an opinion of Buyer’s counsel, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E (the “Buyer Opinion”).
Section 3.1    Form W-9. At the Closing, the Seller shall deliver to the Buyer a valid, properly executed IRS Form W-9 certifying the Seller’s U.S. tax identification number and that the Seller is exempt from U.S. federal “backup” withholding tax. The Seller acknowledges that the Buyer may provide or disclose such documentation to the U.S. Internal Revenue Service or other governmental authorities or agencies.
Section 3.2    FIRPTA Certificate. At the Closing, the Seller shall deliver to the Buyer a properly executed affidavit prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying the Seller’s non-foreign status; provided that the Buyer’s sole right if the Seller fails to provide such certificate shall be to make an appropriate withholding to the extent required by Section 1445 of the Code.
Section 3.3    Form W-8 BEN-E. At the Closing, the Buyer shall deliver to the Seller a valid, properly executed IRS Form W-8 BEN-E certifying that the Buyer is exempt from U.S. federal withholding tax. The Buyer acknowledges that the Seller may provide or disclose such documentation to the U.S. Internal Revenue Service or other governmental authorities or agencies.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.1    Seller’s Representations and Warranties. The Seller represents and warrants to the Buyer that as of the date hereof:
(a)    Existence; Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect upon the Purchased Assets or the Seller’s ability to consummate the transactions contemplated by this Agreement.
(b)    Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.
(c)    Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
(d)    No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the certificate of incorporation or bylaws of the Seller, (ii) materially contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to the Seller, (iii) contravene or conflict with or constitute a default under any of the Assigned Agreements or (iv) materially contravene or conflict with or constitute a material default under any other material contract or material agreement binding upon or applicable to the Seller.
(e)    Consents. Except for the consents that have been obtained on or prior to the Closing or filings required by the federal securities laws or stock exchange rules, no material consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.
(f)    No Litigation. There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the Knowledge of the Seller, threatened to which the Seller is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to prevent or materially adversely affect (i) the ability of the Seller to enter into and to perform its obligations under this Agreement, (ii) the Seller’s rights with respect to each of the Purchased Assets or (iii) after the Closing, the Buyer’s rights with respect to each of the Purchased Assets.
(g)    Compliance with Laws. The Seller is not in violation of, and to the Knowledge of the Seller, the Seller is not under investigation with respect to nor has the Seller been threatened to be charged with or given notice of any violation of, any law or Judgment applicable to the Seller, which violation would reasonably be expected to materially adversely affect the Seller’s rights with respect to each of the Purchased Assets or, after the Closing, the Buyer’s rights with respect to each of the Purchased Assets.
(h)    License Agreement; Settlement Agreement. Attached hereto as Exhibit F and Exhibit G are true, correct and complete copies of the License Agreement and the Settlement Agreement, respectively, in each case, as amended to date. Attached hereto as Exhibit H is, to the Knowledge of the Seller, a true, correct and complete (other than to the extent redacted) copy of the Immunex Agreement, as amended to date. The Seller has made available to the Buyer true, correct and complete copies of each Royalty Report received by the Seller prior to the date hereof.
(i)    No Other Agreements. The License Agreement and the Settlement Agreement are the only agreements, instruments, arrangements, waivers or understandings between the Seller (or any predecessor or Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand, relating to the subject matter thereof, and there are no other agreements, instruments, arrangements, waivers or understandings between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand, that relate to any of the Purchased Assets or the Product (including the development or commercialization thereof).
(ii)    Licenses/Sublicenses. Except as set forth on Schedule 4.1(h)(ii) of the Disclosure Schedule, to the Knowledge of the Seller, there are no licenses or sublicenses entered into by Licensee or any other Person (or any predecessor or Affiliate thereof) in respect of Licensee’s rights and obligations under the License Agreement. The Seller has not received any notice from Licensee pursuant to Section 7.4 of the License Agreement.
(iii)    Validity and Enforceability of Agreements. The License Agreement is a valid and binding obligation of the Seller and the Licensee. The License Agreement is enforceable against each of the parties thereto in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). The Seller has not received any written notice in connection with the License Agreement challenging the validity, enforceability or interpretation of any provision of such agreement, including the obligation to pay any portion of the Royalty.

(iv)    Product. Promacta® is a Product under the License Agreement and, to the Knowledge of the Seller, there are no other Products being developed or commercialized by the Licensee under the License Agreement. The Seller has made available to the Buyer true, correct and complete copies of any material written communication regarding the Patent Rights covering any Product (including Promacta®) and any regulatory exclusivity of any Product (including Promacta®), including paragraph IV certification letters under the Hatch-Waxman Act, received by the Seller prior to the date hereof (including any communication from Licensee in accordance with Section 13.2.3 of the License Agreement). The Licensed Patent Rights (as such term is defined therein) licensed under the Immunex Agreement do not cover or otherwise read on Promacta®.
(v)    No Liens or Assignments by the Seller. The Seller has not, except as contemplated hereby, conveyed, assigned or in any other way transferred or granted any Liens with respect to all or any portion of its right, title and interest in and to the Purchased Assets, other than Permitted Liens.
(i)    No Waivers, Releases or Amendments. The Seller has not granted any material waiver under the License Agreement and has not released Licensee, in whole or in part, from any of its respective material obligations under any of the Assigned Agreements. The Seller has not received from Licensee any written proposal, and has not made any proposal to Licensee, to amend or waive any provision of any of the Assigned Agreements.
(ii)    No Termination. The Seller has not (A) given any notice of termination of any of the Assigned Agreements (whether in whole or in part) or any notice expressing any intention or desire to terminate any of the Assigned Agreements or (B) received any notice of termination of any of the Assigned Agreements (whether in whole or in part) or any notice expressing any intention or desire to terminate any of the Assigned Agreements. To the Knowledge of the Seller, no event has occurred that would give rise to the expiration or termination of any of the Assigned Agreements.
(iii)    No Breaches or Defaults. There is and has been no material breach or default under any provision of any of the Assigned Agreements either by the Seller (or any predecessor thereof) or, to the Knowledge of the Seller, by any other party thereto (or any predecessor thereof), and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any material breach or default either by the Seller or, to the Knowledge of the Seller, by any other party thereto.
(iv)    Payments Made. To the Knowledge of the Seller, the Seller has received from Licensee the full amount of payments due and payable under Section 7.2 of the License Agreement after giving effect to Amendment No. 4 and payments payable by Licensee to the Rockefeller University thereunder, except for any such payments which are immaterial (individually or in the aggregate).

Excluding such royalty payments and the milestone payments made to the Seller (or any predecessor thereof) under Section 7.1 of the License Agreement, the Seller (or any predecessor thereof) has received no other material payments under the License Agreement.
(v)    No Assignments by Licensee. Except for the assignment of the License Agreement by GlaxoSmithKline LLC to Novartis Pharma AG pursuant to the Transfer Agreement, the Seller has not consented to any assignment or other transfer by Licensee or any of its predecessors of any of their rights or obligations under the Purchased Assets, and Licensee has not assigned or otherwise transferred any of its rights or obligations under the Purchased Assets to any Person.
(vi)    No Indemnification Claims. The Seller has not notified Licensee or any other Person in writing of any claims for indemnification under the License Agreement nor has the Seller received any written claims for indemnification under the License Agreement, whether pursuant to Article 15 thereof or otherwise.
(i)    No Royalty Reductions. To the Knowledge of the Seller, other than with respect to any step-down in the royalty rate contemplated by Section 7.2.2 of the License Agreement, the amount of the Royalty due and payable under Section 7.2 of the License Agreement, after giving effect to Amendment No. 4 and the payments payable by Licensee to the Rockefeller University thereunder, is not, as of the date hereof, subject to any claim against the Seller pursuant to any right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise (a “Royalty Reduction”), including pursuant to a Permitted Reduction. To the Knowledge of the Seller, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Licensee to claim, or have the right to claim, a Royalty Reduction or a Permitted Reduction.
(ii)    No Notice of Infringement. The Seller has not received any written notice from, or given any written notice to, Licensee pursuant to Article 10 of the License Agreement or otherwise.
(iii)    Audits. The Seller has not initiated, pursuant to Section 8.2 of the License Agreement or otherwise, any inspection or audit of books of accounts or other records pertaining to Net Sales, the calculation of royalties or other amounts payable to the Seller under the License Agreement.
(i)    Title; Sufficiency.
(i)    The Seller has good and marketable title to each of the Purchased Assets free and clear of all Liens (other than Permitted Liens). Upon payment of the Purchase Price by the Buyer, the Buyer shall have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to all of the Purchased Assets, including the Royalty, free and clear of all Liens (other than Liens created by the Buyer).
(ii)    The Purchased Assets constitute all of the assets, properties and rights of the business owned by the Seller pertaining to the License Agreement.
(j)    Intellectual Property.
(i)    As of the date hereof, the Seller does not own (whether solely or jointly with the Licensee) in whole or in part any Patent Rights, and no Patent Rights are licensed to the Seller by the Licensee.
(ii)    To the Knowledge of the Seller, there are no Patent Rights owned by Licensee as of the Effective Date (the “Licensee Patents”) other than those Patent Rights that have been publicly disclosed by Licensee, which publicly disclosed Patent Rights include those listed in Schedule 4.1(j)(ii) of the Disclosure Schedules. In the case of the abandonment of any issued patent listed in Schedule 4.1(j)(ii) of the Disclosure Schedules that cover an Invention made under the Research Program (as such terms are defined in the License Agreement), the Seller has the right to step-in to maintain any such patents pursuant to Section 13.2.3 of the License Agreement.
(iii)    Licensee has not provided the Seller with written notice of any pending or threatened litigations, interferences, reexamination, oppositions or the like procedures (“Procedures”) involving any Licensee Patents that have not been publicly disclosed, which publicly disclosed Procedures include those listed in Schedule 4.1(j)(iii) of the Disclosure Schedule.
(iv)    The Seller has not, and, to the Knowledge of the Seller, Licensee has not, received any written notice of any claim by any Person (A) challenging inventorship or ownership of the rights of the Licensee in and to, or the patentability, validity or enforceability of, any Patent Right, or (B) asserting, and to the Knowledge of the Seller, no person has any basis to assert, that the development, manufacture, importation, sale, offer for sale or use of any Product infringes, misappropriates or otherwise violates any patent, patent right or other intellectual property rights of such Person.
(v)    Except as set forth in Schedule 4.1(j)(v) of the Disclosure Schedule, to the Knowledge of the Seller, no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Patent Rights claiming the composition of matter of, or the method of making or using any Product.
(k)    LGD-4665. The business pertaining to the License Agreement, within the meaning of Article 17 of the License Agreement, does not include LGD-4665.

(l)    UCC Representation and Warranties. The Seller’s exact legal name is, and for the immediately preceding five years has been, “Ligand Pharmaceuticals Incorporated”. Seller is, and for the prior ten years has been, incorporated in the State of Delaware.
(m)    Brokers’ Fees. Except as set forth in Schedule 4.1(l) of the Disclosure Schedule, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
(n)    Tax Matters. To the Knowledge of the Seller, no deduction or withholding for or on account of any material Tax has been made, or was required under applicable law to be made, from any payment made to the Seller under the License Agreement in the past three (3) taxable years. Seller has not received written notice from Licensee of any intention to withhold or deduct any material Tax from future payments to the Seller under the License Agreement in the past three (3) taxable years. There are no existing Liens for Taxes on the Purchased Assets (or any portion thereof) other than any Permitted Liens. Seller has filed (or caused to be filed) all material Tax Returns required to be filed by it under applicable law with respect to the Purchased Assets and has paid all material Taxes required to be paid by it with respect to the Purchased Assets, except for any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with generally accepted accounting principles applicable to Seller, as in effect from time to time. The Seller has not in the past three (3) taxable years taken the position on a Tax Return that the License Agreement is treated as a partnership for U.S. federal income tax purposes. The Seller has not in the past three (3) taxable years received a K-1 or other similar U.S. tax form furnished to it as a partner in a partnership as a result of being a party to the License Agreement.
Section 4.2    The Buyer’s Representations and Warranties. The Buyer represents and warrants to the Seller that as of the date hereof:
(a)    Existence; Good Standing. The Buyer is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect upon the Buyer’s ability to consummate the transactions contemplated by this Agreement.
(b)    Authorization. The Buyer has the requisite trust right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.
(c)    Enforceability. This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
(d)    No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law or Judgment binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.
(e)    Consents. No material consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement, other than the filing of financing statement(s) in accordance with Section 2.4, or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.
(f)    No Litigation. There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the knowledge of the Buyer, threatened to which the Buyer is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to prevent or adversely affect the ability of the Buyer to enter into and to perform its obligations under this Agreement.
(g)    Compliance with Laws. The Buyer is not in violation of, and to the knowledge of the Buyer, the Buyer is not under investigation with respect to nor has the Buyer been threatened to be charged with or given notice of any violation of, any law or Judgment applicable to the Buyer, which violation would reasonably be expected to materially adversely affect the Buyer’s ability to perform any of its obligations under this Agreement.
(h)    Financing. The Buyer has or will have sufficient cash on hand to pay the entire Purchase Price. Neither the execution and delivery by the Buyer of this Agreement, nor the consummation by the Buyer of any of the transactions contemplated hereby will render the Buyer insolvent or unable to pay its debts as they become due. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.
(i)    Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
(j)    No Withholding. Provided that the Seller delivers the documentation required from it pursuant to Section 3.8 and Section 3.9, the Buyer will not be required to withhold or deduct any Taxes from its payment of the Purchase Price
Section 4.3    No Implied Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.1, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE PURCHASED ASSETS OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 5
CONDITIONS TO CLOSING

Section 5.1    Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:
(a)    The Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied by it under this Agreement at or prior to the Closing Date.
(b)    The representations and warranties of the Seller contained in Section 4.1 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” such representation or warranty (as so written, including the term “material”) shall be true and correct in all respects as of the Closing Date or such other date, as applicable.
(c)    There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.
(d)    There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s receipt of the Purchased Assets.
(e)    The Seller shall have delivered to the Buyer the duly executed Bill of Sale and Assignment and Assumption Agreement.
(f)    The Seller shall have delivered to the Buyer the duly executed Seller Closing Certificate.
(g)    The Seller shall have delivered to the Buyer the Notice of Assignment and Licensee Direction Letter duly executed by the Seller for the Buyer to deliver to Licensee following the Closing.
(h)    The Seller shall have delivered to the Buyer the Seller Opinion.
Section 5.2    Conditions to the Seller’s Obligations. The obligations of the Seller to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:
(a)    The Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied by it under this Agreement at or prior to the Closing Date.
(b)    The representations and warranties of the Buyer contained in Section 4.2 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” such representation or warranty (as so written, including the term “material”) shall be true and correct in all respects as of the Closing Date or such other date, as applicable.
(c)    There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by the this Agreement.
(d)    There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s receipt of the Purchased Assets.
(e)    The Buyer shall have delivered to the Seller the duly executed Bill of Sale and Assignment and Assumption Agreement.
(f)    The Buyer shall have delivered to the Seller the duly executed Buyer Closing Certificate.
(g)    The Buyer shall have delivered to the Seller the Buyer Opinion.
(h)    The Buyer shall have delivered to the Seller the Notice of Assignment and Licensee Direction Letter duly executed by the Buyer, which the Buyer will deliver to the Licensee following the Closing.
ARTICLE 6
COVENANTS

Section 6.1    Confidentiality; Press Release.
(a)    Except for a press release and a Current Report on Form 8-K previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release or Form 8-K, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and

Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange rule; provided that the Seller and the Buyer shall be entitled to respond to analysts’ and investors’ questions in the ordinary course and in a manner substantially consistent with any previous disclosure made in accordance with this Section 6.1.
(b)    From and after the Closing, (i) the Buyer shall keep confidential and not disclose to any Person, other than to its Affiliates and Representatives who have a need to know, and shall cause its Affiliates and its and their Representatives to keep confidential and not disclose to any Person, the Royalty Reports and any materials that reflect or are based upon, in whole or in part, the information in the Royalty Reports and (ii) the Seller shall keep confidential and not disclose to any Person, other than to its Affiliates and Representatives who have a need to know, and shall cause its Affiliates and its and their Representatives to keep confidential and not disclose to any Person, any materials or information provided to the Seller by the Buyer pursuant to this Agreement, in each case unless otherwise consented to in writing by the other party or required to be disclosed by any applicable law or Judgment or any stock exchange rule.
Section 6.2    Payments Received In Error. Commencing on the Closing Date and at all times thereafter, if any payment of the Royalty is made to the Seller, the Seller shall pay such amount to the Buyer, promptly (and in any event within five (5) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Buyer. The Seller shall notify the Buyer of such wire transfer and provide reasonable details regarding the royalty payment so received by the Seller. The Seller agrees that, in the event any such payment of the Royalty is paid to the Seller, the Seller shall (i) until paid to the Buyer, hold such payment received in trust for the benefit of the Buyer and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein. A late fee of 4% over the Prime Rate shall accrue on all unpaid amounts with respect to any sum payable under this Section 6.2 beginning five (5) Business Days after receipt by the Seller of such payment received in error.

Section 6.3    Set-Off; Off-Set. If Licensee exercises any set-off or off-set against any payment of the Royalty as a result of (i) any liability or obligation of the Seller to the Licensee or (ii) any Royalty Reduction that the Licensee alleges should have been applied to royalty payments actually paid to the Seller prior to January 1, 2019, then the Buyer shall promptly notify the Seller of such set-off or off-set (and any documentation reasonably related thereto), and upon a reasonable request by Seller within thirty (30) days of Seller’s receipt of such notice, the Seller shall promptly (and in any event within thirty (30) days following notice of such set-off or off-set, as the case may be) make a true-up payment to the Buyer such that the Buyer receives the full amount of any such Royalty payment that would have been payable to the Buyer had such off-set or set-off, as the case may be, not occurred; provided that in the case of a Royalty Reduction referred to in clause (ii), the Buyer shall, upon the Seller’s request and at the Seller’s expense, dispute in accordance with the License Agreement the Licensee’s right to exercise any such set-off or off-set; provided that Buyer shall reasonably promptly refund to the Seller any amounts paid to the Buyer that are later finally determined to not have been a proper set-off or off-set.

Section 6.4    Royalty Reports. The Seller agrees that, in the event after the Closing it receives directly from Licensee any Royalty Report, notice or correspondence with respect to or pursuant to the Assigned Agreements, it shall promptly (and in any event within five (5) Business Days) forward such Royalty Report to the Buyer.
Section 6.5    Transfer Taxes. All transfer, gross receipts, documentary, excise, sales, use, stamp, registration, recordation, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne and paid when due by the party that is legally required to make such payment under applicable law.
Section 6.6    Tax Cooperation. Each of the Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes relating to the Purchased Assets. The Buyer and the Seller shall retain all books and records with respect to Tax matters pertinent to the Purchased Assets relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (taking into account any applicable extensions thereof) of the respective taxable periods. Notwithstanding the foregoing, neither party shall be required to provide any Tax Returns (or any portion thereof) to any other party, except to the extent that such Tax Returns (or relevant portion thereof) relate to the Purchased Assets.
Section 6.7    Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement. Each of the Buyer and the Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
Section 6.8    Further Assurances. After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement. Following the Closing, the Seller shall, reasonably promptly upon request by the Buyer and at the Seller’s expense, provide (i) the Buyer with copies of reports, notices and correspondence in the Seller’s possession that the Buyer deems reasonably necessary for the discharge of any Assumed Liability and (ii) administrative or other similar assistance to the Buyer as reasonably necessary based upon the Seller’s historical knowledge of, and participation in, the Research Program or other matters under the Assigned Agreements to assist the Buyer in the Buyer’s discharge of any Assumed Liabilities; provided that the foregoing shall not obligate the Seller to take actions that would interfere unreasonably with the normal operations and business of the Seller or pay for any of Buyer’s expenses, including legal fees. The Seller shall, upon the written request of the Buyer, record and file, at the Buyer’s expense, financing statements (and continuation statements with respect to such financing statements when applicable) with respect to the Royalty meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary or appropriate to perfect the sale, transfer, assignment and conveyance of the Purchased Assets to the Buyer. To the extent that any Purchased Assets are not delivered to the Buyer at the Closing, Seller shall (a) use commercially reasonable efforts to deliver them to Buyer at Buyer’s request during the Buyer’s regular business hours and (b) prior to any destruction of such Purchased Assets, including, without limitation, books and records, give Buyer sufficient notice and opportunity to take delivery of such Purchased Assets; provided that the foregoing right shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of the Seller.
Section 6.9    Archival Copy. The Seller may retain an archival copy of all Assigned Agreements, Royalty Reports, and any books and records or other documents or materials conveyed hereunder (subject to Seller’s confidentiality obligations pursuant to Section 6.1 hereof).
Section 6.10    Continuing Obligations. Notwithstanding the sale, transfer, assignment and conveyance to the Buyer of the Assigned Agreements, the Seller shall continue to honor its confidentiality obligations under the Assigned Agreements and its covenants not to take willfully any action that would, directly or indirectly, infringe, or induce or contribute to the infringement of, any of the Licensee Patents.
ARTICLE 7
INDEMNIFICATION

Section 7.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in Section 4.1 and Section 4.2 shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months following the Closing Date, except that the representations and warranties contained in Section 4.1(a) (Existence; Good Standing), Section 4.1(b) (Authorization), Section 4.1(c) (Enforceability), Section 4.1(d) (No Conflicts) and Section 4.1(l) (Brokers’ Fees) shall survive the Closing and shall remain in full force and effect until the date that is five (5) years following the Closing Date. All of the covenants and agreements contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled.
Section 7.2    General Indemnity. Subject to Section 7.4, from and after the Closing:
(a)    the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Seller in this Agreement and the Seller Closing Certificate, (ii) any breach of any of the covenants or agreements of the Seller in this Agreement or (iii) any liabilities and obligations related to the Purchased Assets that are not Assumed Liabilities; and
(b)    the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (“Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Buyer in this Agreement and the Buyer Closing Certificate, (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement or (iii) the Assumed Liabilities.
Section 7.3    Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article 7, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Article 7 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a third party with respect to which an Indemnified Party intends to claim any Loss under this Article 7, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 7.3 shall not limit the obligation of the Indemnifying Party under this Article 7, except to the extent such Indemnifying Party is actually prejudiced thereby. In the event of a claim by any Indemnified Party that does not involve a third party claim, if the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 9.8.
Section 7.4    Limitations on Liability. The aggregate amount of all Losses for which the Seller shall be liable pursuant to this Agreement shall not exceed an amount equal to the Purchase Price less the aggregate amount of any payments of the Royalty actually received by the Buyer following the date that is four (4) years following the date of this Agreement. No party hereto shall be liable for any consequential, punitive, special or incidental damages under this Article 7 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Article 7) in or pursuant to this Agreement.
Section 7.5    Third Party Claims. Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 7.3 of the commencement of any action, suit or proceeding against such Indemnified Party by a third party with respect to which such Indemnified Party intends to claim any Loss under this Article 7, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation (other than attorneys’ fees and expenses, which are addressed in the following sentence). So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 7.5, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim, and neither the Indemnified Party nor the Indemnifying Party shall consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the other unless such Judgment or settlement (A) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (i) the Indemnified Party may defend against such claim in any manner it may reasonably deem to be appropriate; provided, however, that the Indemnified Party shall not consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), (ii) subject to the limitations set forth in Section 7.4, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Article 7; provided, however, in the event that the Indemnified Party assumes the defense of any such claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, including with respect to any Judgment or settlement. In the event that it is ultimately determined in accordance with this Agreement that the Indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against any claim by a third party contemplated by this Section 7.5, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including reasonable attorneys’ fees and expenses) and any Losses incurred by the Indemnifying Party in its defense of such third party claim with respect to such Indemnified Party.
Section 7.6    Exclusive Remedy. Except as set forth in Section 9.11, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this Article 7 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud shall not be waived or limited in any way by this Article 7.
Section 7.7    Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this Article 7 will be treated as an adjustment to the consideration paid, or treated as paid, for U.S. federal income tax purposes with respect to the Purchased Assets to the fullest extent permitted by applicable law.

ARTICLE 8
TERMINATION

Section 8.1    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of the Buyer and the Seller;
(b)    by the Buyer upon notice in writing to the Seller at any time after March 8, 2019, if by such date the Closing shall not have been consummated for any reason other than a material breach by the Buyer of any of its representations, warranties, covenants, agreements or obligations under this Agreement;
(c)    by the Seller upon notice in writing to the Buyer at any time after March 8, 2019, if by such date the Closing shall not have been consummated for any reason other than a material breach by the Seller of any of its representations, warranties, covenants, agreements or obligations under this Agreement; or
(d)    by the Buyer or the Seller in the event that there shall be any law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited.
Section 8.2    Survival. Notwithstanding anything to the contrary in this Article 8, the following provisions shall survive termination of this Agreement: Section 6.1 (Disclosures), Article 7 (Indemnification) and Article 9 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.
ARTICLE 9
MISCELLANEOUS

Section 9.1    Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.1:
If to the Seller, to it at:
Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Boulevard, Suite 110
San Diego, CA 92121
Attention: Charles Berkman
Email: CBerkman@ligand.com

With a copy to:
Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Boulevard, Suite 110
San Diego, CA 92121
Attention: Matthew Korenberg
Email: MKorenberg@ligand.com
with another copy to:
Latham & Watkins LLP
12670 High Bluff Drive
San Diego, CA 92130
Attention: Matthew Bush & Anthony Gostanian
Email: matt.bush@lw.com & anthony.gostanian@lw.com

If to the Buyer, to it at:
RPI Finance Trust
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001
Attention: Corporate Trust Administration

With a copy to:
RP Management, LLC
110 E. 59th Street, Suite 3300
New York, New York 0022
Attention: George Lloyd
Email: glloyd@royaltypharma.com
with another copy to:
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Arthur R. McGivern & Karen A. Spindler
Email: amcgivern@goodwinlaw.com; kspindler@goodwinlaw.com

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, (iii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.
Section 9.2    Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.
Section 9.3    Assignment. The Buyer may assign or transfer this Agreement together with the Purchased Assets, in whole but not in part, and only in connection with a sale of the Assigned Business as a whole (including, for clarity, all Assigned Agreements) and to the same entity to which the Assigned Business is assigned, provided that the Buyer promptly thereafter notifies the Seller and any such assignee promptly thereafter agrees in writing to be bound by this Agreement. The Seller may assign this Agreement, in whole or in part, provided that the Seller promptly thereafter notifies the Buyer and any such assignee promptly thereafter agrees in writing to be bound by this Agreement. Notwithstanding the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. Any purported assignment or transfer in violation of this Section 9.3 shall be null and void.
Section 9.4    Amendment and Waiver.
(a)    This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.
(b)    No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.
Section 9.5    Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.
Section 9.6    Independent Nature of Relationship. The relationship between Seller and Buyer is solely that of seller and buyer, and neither Seller nor Buyer has any fiduciary or other special relationship with the other party hereto or any of its affiliates aside from Buyer’s acting as a nominee for the amounts of Contingent Payments received by Buyer on behalf of Seller. Nothing in this Agreement shall be deemed in any way or for any purpose as constituting or creating any partnership or joint venture between the Seller and the Buyer or any other party (neither for general legal purposes nor for tax purposes). Further, this Agreement is not intended to create any relationship in the nature of an employer/employee, a franchisor/franchisee, a supplier/customer, a principal/agent, or any other legal relationship or duties beyond the contractual obligations specifically provided for herein. Except to the limited extent expressly provided in this Agreement, neither party shall have the authority to bind, obligate or represent the other party. Seller and Buyer agree that, except as required by applicable law, they shall not take any inconsistent position with respect to such treatment in any filing with any Governmental Entity.
Section 9.7    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, including Licensee, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.
Section 9.8    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 9.9    JURISDICTION; VENUE.
(a)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9.1 HEREOF.
(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
Section 9.10    Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.
Section 9.11    Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 7.6, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.
Section 9.12    Trustee Capacity of Wilmington Trust Company. Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust deed of the Buyer, (ii) each of the representations, undertakings and agreements herein made on the part of the Buyer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose of binding only the Buyer and (iii) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Buyer under this Agreement or any related documents.

Section 9.13    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Charles S. Berkman
Name: Charles S. Berkman
Title: Senior Vice President, General Counsel
and Secretary

RPI FINANCE TRUST

By:	Wilmington Trust Company, not in its individual capacity but solely in its capacity as owner trustee

By:	/s/ Cynthia L. Major
Name: Cynthia L. Major
Title: Officer